EXHIBIT 99.1

[PACER TECHNOLOGY LOGO]

PACER TECHNOLOGY AND CYAN INVESTMENTS, LLC

ANNOUNCE MERGER AGREEMENT

RANCHO CUCAMONGA, Calif., July 30, 2003 /PRNewswire-FirstCall/ — Pacer Technology (NASDAQ-SC: PTCH—News) and Cyan Investments, LLC announced today that they have signed a definitive merger agreement providing for Cyan Holding Co., a subsidiary of Cyan Investments, LLC (“Cyan”), to acquire, for $6.95 per share in cash, the approximately 70% of Pacer’s outstanding common stock that Cyan does not already own. In addition, all of Pacer’s outstanding stock options will be converted into a right to receive cash in an amount equal to the difference between $6.95 per share and the respective exercise prices of those options. The per share consideration, together with the cash that will be paid for the options, places the aggregate value of Pacer’s shares (inclusive of options) at approximately $22.6 million.

The Merger has been unanimously approved by Pacer’s Board of Directors, following the unanimous recommendation of a Special Committee of disinterested directors of Pacer that was formed to evaluate and respond to Cyan’s original proposal of $6.00 per share in cash. The Special Committee had advised Cyan that it could not accept Cyan’s original proposal at the $6.00 per share price and that it directed its independent financial advisor, Houlihan Lokey Howard and Zukin, to contact other potential financial and strategic buyers. Those contacts and the process that followed led to an increase by Cyan in its offer to $6.95 per share in cash.

The proposed transaction price of $6.95 per share represents an increase of $.95 per share, or 15.8%, over Cyan’s original proposal, and a 70.3% premium over $4.08, which was the closing share price of Pacer’s common stock on April 4, 2003, the trading day immediately preceding the date of the first public announcement of Cyan’s original $6.00 proposal. Houlihan Lokey Howard & Zukin acted as financial advisor, and provided its opinion, to the Special Committee that the merger price of $6.95 per share is fair, from a financial standpoint, to Pacer’s shareholders (other than Cyan).

Pacer will promptly file proxy materials with the Securities and Exchange Commission for a special meeting of shareholders to vote on the proposed Merger. It is currently anticipated that the special meeting will be held in October 2003, with the exact timing dependent on the completion of necessary filings. Consummation of the Merger is subject to satisfaction of certain conditions, all as more fully set forth in the Merger Agreement, including the obtaining of necessary third party consents and the approval of the Merger by the holders of at least 50% of the Pacer shares not owned by Cyan. Cyan’s obligation to consummate the Merger is not conditioned on obtaining of financing, and Cyan provided to the Special Committee evidence of Cyan’s ability to fund the Merger consideration.

This announcement is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of Pacer Technology. Cyan and Pacer will file and deliver all forms, proxy statements, notices and documents required under state and federal law with respect to the Merger. Pacer shortly will be filing preliminary proxy materials with the Securities and Exchange Commission. Upon expiration of the waiting period required under the federal securities laws to permit the SEC to review and comment upon the preliminary proxy materials, Pacer will call a special meeting of its shareholders to vote on the Merger and will file with the SEC and mail to Pacer’s stockholders the definitive proxy materials, which will be accompanied by a copy of the Agreement and Plan of Merger. The definitive proxy materials will contain important information regarding the proposed Merger, including, among other things, the recommendation of Pacer’s Board of Directors with respect to the approval of the Merger. Shareholders of Pacer are advised to read the definitive proxy materials, including the proxy statement and the Agreement and Plan of Merger, before making any decisions regarding the Merger. It will be possible to obtain copies of the definitive proxy materials, and any amendments or supplements thereto, without charge, at the SEC’s website at www.sec.gov or Pacer’s website at www.pacertechnology.com, as they become available.

About Pacer Technology

Pacer Technology (Nasdaq: PTCH—News) is a manufacturing, packaging and distribution company engaged in marketing advanced technology adhesives, sealants, and other related products, for consumer markets on a worldwide basis. Its products include SUPER GLUE, ZAP®, BONDINI®, FUTURE GLUE®, PRO SEAL®, GO SPOT GO®, ANCHOR-TITE™ and other well known branded products.

Source: Pacer Technology